Exhibit 10.1

100 SUMMER STREET 13TH FLOOR, RAPID7 BOSTON, MA 02110-2100

October 3, 2016

Andrew Burton

VIA EMAIL

Dear Andrew:

On behalf of Rapid7, we are pleased to confirm the essentials of your promotion offer to Chief Operating Officer at Rapid7, reporting to Corey Thomas, with a start date of October 3, 2016. Your starting annual salary will be $330,000 payable semi-monthly less any applicable withholdings or taxes. This is an exempt position based on the requirements of the Fair Labor Standards Act. For purposes of this letter, any reference to “Rapid7” will be understood to include Rapid7 LLC, its parent entity and any direct or indirect subsidiary. Capitalized terms not otherwise defined herein shall be as defined in Rapid7, Inc. 2015 Equity Incentive Plan, as amended (the “Equity Incentive Plan”).

You will be eligible for an annual bonus opportunity with a target of $170,000. Such bonus will be payable annually, measured based on objectives mutually agreed upon between you and your manager from time to time, and subject to Rapid7’s standard commission and bonus plans. Any earned bonus will be paid not later than March 15 of the year following the year of performance.

In addition to the foregoing, you will be eligible to receive (collectively referred to as the “Equity Awards”): (i) a non-qualified stock option to purchase up to 90,000 shares of Rapid7’s common stock at an exercise price equal to the fair market value of Rapid7’s common stock on the date of grant and (ii) a restricted stock unit award covering 45,000 shares of Rapid7’s common stock. The Equity Awards will vest over four years in equal quarterly installments, subject to your continued service through such vesting dates. The Awards are subject to the terms of the Equity Incentive Plan and the applicable award agreements thereunder.

If either (x) Rapid7 terminates your employment without Cause or (y) if you terminate your employment with Rapid7 with Good Reason (as defined below), then, subject to your execution of Rapid7’s standard separation agreement and release and the separation agreement and release becoming effective within 60 days following the date your employment terminates, then you will be entitled to receive the following severance payments and benefits (the “Severance Benefits”):

(i)	continued payment of your then current annual base salary for nine months, on Rapid7’s regular payroll schedule, subject to the delay described below;

(ii)

if you timely elect continued coverage under COBRA for yourself and your covered dependents under Rapid7’s group health plans following such termination, then Rapid7 will pay the COBRA premiums necessary to continue your health insurance coverage then in effect for yourself and your eligible dependents, as and when due to the insurance carrier or COBRA administrator (as applicable), until the earliest of (1) the close of the nine-month period following your termination of employment, (2) the expiration of your eligibility for the continuation coverage under COBRA, or (3) the date when you become eligible for group health insurance coverage in connection with new employment or self employment or otherwise cease to be eligible for COBRA continuation coverage for any reason, including plan termination (such period from the termination date through the earliest of (1) through (3), the “COBRA Payment Period”). However, if at any time Rapid7 determines, in its sole discretion, that the payment of the COBRA premiums would result in a violation of the nondiscrimination rules of Section 105(h)(2) of the Code or any statute or regulation of similar effect (including but not limited to the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care

1

100 SUMMER STREET 13TH FLOOR, RAPID7 BOSTON, MA 02110-2100

and Education Reconciliation Act), and that payment of similar amounts on a taxable basis would not, then in lieu of providing the COBRA premiums, Rapid7 will instead pay you on the last day of each remaining month of the COBRA Payment Period, subject to the delay described below, a cash payment equal to the COBRA premiums for that month, subject to applicable tax withholdings (such amount, the “Special Severance Payment”), for the remainder of the COBRA Payment Period; and

(iii)	if Rapid7 terminates your employment without Cause or if you terminate your employment with Rapid7 with Good Reason within 90 days prior to or 12 months following a Change in Control, then provided you timely comply with the conditions described in this letter, you will vest with respect to twenty-five percent (25%) of any then unvested portion of the outstanding Equity Awards and any other compensatory equity awards that Rapid7 may grant to you in the future.

The amounts payable under (i), above, and, to the extent applicable the Special Severance Payment, above shall be paid out in substantially equal installments in accordance with Rapid7’s payroll practice over such nine-month period commencing on the first regular payroll date of Rapid7 that occurs 60 days after date your employment terminate; provided, that the initial payment shall include a catch-up payment to cover amounts retroactive to the day immediately following the date your employment terminates. Each payment pursuant to this letter is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2). The Severance Benefits are also conditional upon your continuing to comply with your obligations under your Confidentiality, Assignment, Non-Competition and Non-Solicitation Agreement (or any successor agreement).

For purposes of this letter, the term “Good Reason” means any of the following that occurs after the date hereof, in each case without your written consent provided that you must (i) give written notice to Rapid7 within 30 days after the first occurrence of the event purporting to giving rise to Good Reason setting forth the basis for your resignation (which shall be specified in reasonable detail), (ii) allow Rapid7 at least 30 days from receipt of such written notice to cure such event, and (iii) if such event is not reasonably cured within such period, you must resign from all positions you then hold with Rapid7, effective not later than 90 days after the expiration of the cure period: (A) a material decrease in your base salary (other than across-the-board reductions similarly affecting all or substantially all similarly situated employees of Rapid7 or your business unit), (B) a material reduction in your job duties, authorities or responsibilities, provided, however, that (x) a change in job position (including a change in title) shall not be deemed a “material reduction” in and of itself unless your new duties are materially reduced from the prior duties and (y) that a reduction in duties, authorities or responsibilities solely by virtue of Rapid7 being acquired and made part of a larger entity will not constitute a “Good Reason” event hereunder, and (C) a relocation of your regular place of work to any location that increases your one-way commute by more than 50 miles of your then-current principal place of employment immediately prior to such relocation (other than a relocation to Rapid7’s corporate headquarters in Boston, MA).

Rapid7 has an excellent benefits program including health, dental and vision plans, a 401(k) plan, life and accidental death insurance, and both long term disability and short term disability plans. You will be eligible to participate in our employee benefits program subject to the terms of all applicable plan documents and all Rapid7 policies regarding such benefits.

Rapid7 is an “at-will” employer. That means that both employees and Rapid7 have the right to terminate employment at any time, with or without advance notice, and with or without cause. Employees also may be demoted or disciplined and the terms of their employment may be altered at any time, with or without cause, at the discretion of Rapid7. No one other than an officer of Rapid7 has the authority to alter this arrangement, to enter into an agreement for employment for a specified period of time, or to make any agreement contrary to this policy, and any such agreement must be in writing and must be signed by an officer of Rapid7 and by the affected employee.

2

100 SUMMER STREET 13TH FLOOR, RAPID7 BOSTON, MA 02110-2100

This letter sets forth our entire agreement and understanding regarding the terms of your employment with Rapid7 and supersedes any prior representations or agreements, whether written or oral, including, without limitation, that certain Offer Letter with Rapid7, dated as of October 6, 2015, with the exception of any equity awards previously granted and delivered to you. This letter may not be modified in any way except in a writing signed by Christina Luconi and you. Please let us know of your decision to join Rapid7 by signing a copy of this offer letter and returning it to us not later than close of business on October 3, 2016.

Rapid7 is an exciting organization that is building an outstanding reputation for exciting, innovative and quality products. Credit for this goes to every one of our employees.

Sincerely,

/s/ Christina Luconi

Christina Luconi, Chief People Officer

ACCEPTED AND AGREED:

/s/ Andrew Burton

Andrew Burton

10/3/2016

Date

3